Allegion plc
Incentive Stock Plan of 2023

Global Performance Stock Unit Award Agreement
For the [2024 – 2026] Performance Period
Dated as of [Grant Date] (“Grant Date”)

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a performance stock unit award (the “PSUs”) pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2023 (the “Plan”) and the terms and conditions set forth in this Global Performance Stock Unit Award Agreement, including Appendices A and B (the Global Performance Stock Unit Award Agreement, Appendix A, and Appendix B are referred to, collectively, as the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
Each PSU that vests pursuant to the terms of this Award Agreement shall provide Participant with the right to receive one ordinary share of the Company (the “Share”) on the issuance date described in Section 6 below. The number of Shares subject to the PSUs, the performance and service vesting conditions applicable to such Shares, the date on which vested Shares shall become issuable and any further terms and conditions governing the PSUs shall be as set forth in this Award Agreement.
1.Number of Shares.
The number of Shares subject to the PSUs at target performance level is [insert number of Shares subject to PSUs at target]. The maximum number of Shares subject to the PSUs is [insert maximum number of Shares subject to PSUs] Shares, provided, however, that the actual number of Shares that become issuable pursuant to the PSUs shall be determined in accordance with the fulfillment of certain performance conditions set forth in the attached Appendix A and the additional vesting requirements set forth in Section 5 below.
2.Performance Period.
The performance period applicable to the PSUs is [January 1, 2024 to December 31, 2026] (the “Performance Period”).
3.Vesting.
Participant’s right to receive Shares subject to the PSUs shall vest in accordance with the performance conditions set forth in the attached Appendix A and subject to the additional vesting requirements set forth in Section 5 below.
4.Dividend Equivalents.
Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each PSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated PSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated PSUs vest.
5.Termination of Employment.
(a)Group Termination; Job Elimination / Change / Relocation
If Participant’s employment terminates involuntarily by reason of (i) a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”) or (ii) job elimination, substantial change in the nature of Participant’s position or job relocation, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
(b)Termination Due to Death or Disability
If Participant’s employment terminates by reason of death or Disability, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions at target level performance and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
(c)Termination Due to Retirement
If Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), and unless Participant’s employment terminates for Cause, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
        Notwithstanding the foregoing, if Participant’s employment terminates due to Retirement and Participant has both (i) provided the Company or the Employer (as defined below) with written notice of Participant’s intention to cease employment due to Retirement at least 6 months prior to the date of such Retirement; and (ii) established a written succession strategy which has been approved by the Company’s Chief Executive Officer (the “CEO”) and Chief Human Resources Officer (the “CHRO”), or the CEO (in the case of the CHRO) or the Committee (in the case of the CEO), then unless Participant’s employment terminates for Cause, the number of Shares subject to the PSUs shall vest, without regard to the pro-ration described in the foregoing paragraph, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below.
(d)Termination Due to Any Other Reason
If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Sections 5(a), (b) and (c) above or (ii) for Cause, all PSUs and any associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
6.Settlement.
On a date as soon as practicable following the end of the Performance Period, the Committee shall certify the extent to which the performance vesting conditions set forth in Appendix A have been met (the “Certification Date”). As soon as practicable thereafter, and in any case within two and a half months after the end of the Performance Period, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested on the Certification Date, provided that Participant was employed by the Company or an Affiliate on the Certification Date (unless otherwise provided in Sections 5(a), (b) or (c) above). Notwithstanding the foregoing, the Committee has the sole discretion to make downward adjustments to the award amount determined pursuant to Appendix A, including an adjustment such that no Shares are issued to Participant, regardless of the fulfillment of the performance vesting conditions set forth in Appendix A. Notwithstanding the foregoing, if Participant’s employment terminates in the circumstances set forth in Section 5(b) above, then on or as soon as practicable after such termination of employment, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested pursuant to such section. Shares issued pursuant to this Section 6 shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the PSUs unless and until such Shares have been issued to Participant.
7.Change in Control.
In the event of a Change in Control, the treatment of the PSUs will be governed by the terms of the Plan.
8.Responsibility for Taxes.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which the Shares are issued pursuant to the PSUs, and other than Tax-Related Items due on Dividend Equivalents), the Company will withhold Shares otherwise issuable upon settlement of the PSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations (if any) with regard to all Tax-Related Items by one or a combination of the following:
(a)    withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer or any Affiliate;
(b)    withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c)    requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; and/or
(d)    any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by Applicable Law or under the Plan, approved by the Committee;
provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, the withholding methods described in this Section 8(a) through (d) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum withholding rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested portion of the PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
9.Nature of Grant.
By accepting the PSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of performance stock units, or benefits in lieu of performance stock units, even if performance stock units have been granted in the past;
(c)all decisions with respect to future performance stock unit grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(h)the PSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any) or from cancellation of the PSUs or recoupment of any financial gain resulting from the PSUs as described in Section 17 below;
(k)for purposes of the PSUs, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), and, unless otherwise expressly provided in this Award

Agreement or determined by the Company, Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event (or other termination described in Section 5(a) above), Retirement or termination due to death or Disability, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSUs (including whether Participant may still be considered to be providing services while on a leave of absence);
(l)unless otherwise provided in the Plan or by the Company, in its discretion, the PSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
10.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
11.Data Privacy.
(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSUs granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, acts as the data controller in respect of such Data.
For Participants in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”), the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside the EEA+, the legal basis for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to UBS, Broadridge Output Solutions, Inc., Cognizant Worldwide Limited, DG3, HCL Technologies Limited, Iron Mountain, and Solium Capital, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. Participant may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service providers, with such agreement (where applicable) being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States.

For Participants in the EEA+, the legal basis for the transfer of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside the EEA+, the legal basis for the transfer of Data is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with Applicable Law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This may extend beyond Participant’s period of employment with the Company or the Employer.
(e)Data Subject Rights. Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Dataprivacy@Allegion.com.
(f)Declaration of Consent (for Participants outside the EEA+ Only). By accepting this award of PSUs and indicating consent via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.
Participation in the Plan is voluntary and Participant is providing the consents described herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PSUs under the Plan to Participant or administer or maintain Participant’s participation in the Plan.
12.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Insider Trading/Market Abuse Laws.
Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.
14.Foreign Asset/Account Reporting; Exchange Controls.
Participant may be subject to foreign asset and/or account reporting requirements and/or exchange controls as a result of the exercise of the PSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. For example, Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received pursuant to the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for ensuring compliance with any applicable requirements and should speak to Participant’s personal legal advisor regarding these requirements.
15.Country-Specific Terms and Conditions.
Notwithstanding any provisions in this Award Agreement, the PSUs and the Shares subject to the PSUs shall be subject to any special terms and conditions for Participant’s country set forth in the attached Appendix B. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Award Agreement.
16.Imposition of Other Requirements.
This grant is subject to, and limited by, all Applicable Laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.Recoupment.
By accepting these PSUs, Participant acknowledges, understands and agrees that any award of PSUs, any Shares issued at vesting of the PSUs, and any financial gain realized by Participant through sale of the Shares underlying the PSUs are subject to the Company’s Amended and Restated Clawback / Recoupment Policy and to the extent Participant is designated an “executive officer” by the Committee, the Company’s Rule 10D-1 Clawback Policy, as each is amended from time to time (collectively, the “Company Recoupment Policies”). As such, any award of PSUs that was made to a Participant who is subject to the Company Recoupment Policies, and any Shares acquired pursuant to such PSUs shall be subject to deduction, clawback or forfeiture, as provided under the Company Recoupment Policies. Participant further agrees that the PSUs and any financial gain realized by Participant through the PSUs shall be subject to forfeiture, deduction, and/or repayment to the Company to the extent required to comply with any Applicable Laws. In order to satisfy any recoupment obligation arising under the Company Recoupment Policies, any other clawback or recoupment policy of the Company or otherwise under Applicable Laws, among other things, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the PSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Company Recoupment Policies. The Company Recoupment Policies provide, among other things, that if Participant is terminated for Cause (as defined in the Plan) or commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee or management, to the extent delegated by the Committee, may direct the Company to (i) cancel any outstanding portion of the PSUs and (ii) recover all or a portion of the financial gain realized by Participant through the PSUs.
18.Choice of Law and Venue.
The PSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
19.Code Section 409A.
To the extent Participant is subject to U.S. federal income tax (a “U.S. Taxpayer”), the PSUs are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict. However, the Company makes no representation that the PSUs are exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A from applying to the PSUs. In no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or Affiliates) have any liability to Participant or to any other party if the PSUs or payment of the PSUs that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
20.Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
21.Language.
Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Waiver.
Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
23.Acknowledgement of Availability of Plan Prospectus.
Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]
Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.
24.Acknowledgement & Acceptance within 120 Days.

This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the PSUs within 120 days of the Grant Date may result in cancellation of the PSUs.
Signed for and on behalf of the Company:

__________________________________
John H. Stone
President and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.

Appendix A
to

Allegion plc
Incentive Stock Plan of 2023

Global Performance Stock Unit Award Agreement
For the [2024 – 2026] Performance Period

Performance Conditions

50% of PSU Achievement
Based on Earnings Per Share (“EPS”) Growth Versus Pre-Established Threshold, Target and Maximum Goals
The number of Shares subject to the PSUs that are eligible to vest based upon the attainment level of the cumulative EPS performance goal during the Performance Period shall be equal to the product of (a) 50%, multiplied by (b) the number of Shares subject to the PSUs at the target performance level set forth in Section 1 of the Agreement, multiplied by (c) the applicable Payout Level set forth below.
[EPS targets per share to be updated by Allegion for 2024]

Performance Level	Cumulative EPS Performance	Payout Level
Below Threshold	<$x.xx/ share	0% (no payout)
Threshold	$x.xx / share	50%
Target	$x.xx / share	100%
Maximum	$x.xx / share	200%
Performance attainment at levels among the Threshold, Target and Maximum goals will be subject to interpolation.

EPS is calculated based on the Company’s diluted earnings per share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to remove the effect of (i) charges for unusual or infrequently occurring items as determined under GAAP, and (ii) the following items:

Costs associated with acquisitions or divestitures of a business, approved by the Board without regard to whether the transaction is consummated, including: (a) any gains or losses from the transaction, including any liability or assets associated with the acquisition or divestiture and (b) professional fees, taxes and expenses related to the transaction and the integration of such transaction.
The Committee may exclude the financial performance of an acquired business, if material, at the time of the transaction.
Costs arising from Board-approved business restructurings or other significant restructuring costs (including restructurings included in Board-approved annual operating plan or restructurings in excess of 2% of target), including facility closures, severance, professional fees or work stoppage.
The impact of significant natural disasters or business interruptions affecting reported results.
Amortization expense for intangible assets acquired through business combinations.
The impact of significant litigation against the Company.
Gains or losses resulting from the Company's refinancing of its debt obligations including professional fees associated with the issuance of indebtedness or the amendment, waiver or restructuring of the principal and terms of existing indebtedness.
The Company's recognition of impairment charges in accordance with GAAP for its goodwill, indefinite-lived intangible assets and investments.
The impact of any change in applicable accounting principles, tax laws or other laws or provisions affecting reported results.
Foreign currency loss associated with a devaluation.
Normalize the financial performance of any Board-approved business divestiture during the performance period to equal the performance included in the Company’s Annual Operating Plan.
To the extent a financial metric is adjusted to remove the effect of an item, all costs and benefits related to that item will be removed.

50% of PSU Achievement
Based on Total Shareholder Return (“TSR”) versus companies on either the S&P 400 Capital Goods Index OR S&P 500 Capital goods index
The number of Shares subject to the PSUs that are eligible to vest based upon the attainment level of the TSR performance goal during the Performance Period shall be equal to the product of (a) 50%, multiplied by (b) the number of Shares subject to the PSUs at the target performance level set forth in Section 1 of the Agreement, multiplied by (c) the applicable Payout Level set forth below.

Performance Level	Relative Performance against Companies on either the S&P 400 Capital Goods Index or S&P 500 Capital Goods Index	Payout Level
Below Threshold	<25th percentile	0% (no payout)
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%

For purposes of measuring TSR over the Performance Period, a point-to-point measurement is used. TSR is defined as the total return dollars (stock price appreciation plus dividends) at the end of the Performance Period compared to the stock price at the beginning of the Performance Period.
To account for stock price volatility, the average of the closing price over the 30 trading days ending on the first day of the Performance Period and the 30 trading days ending on the last day of the Performance Period will be used as the applicable stock price for purposes of the calculation of TSR.
TSR will be compared against TSR of the companies listed on either the S&P 400 Capital Goods Index or the S&P 500 Capital Goods Index to determine relative performance during the Performance Period.
If TSR is not positive (i.e., greater than 0%), payout cannot exceed the Payout Level for Target for the TSR portion of the award.
Performance attainment at levels among the Threshold, Target and Maximum goals will be subject to interpolation.

Appendix B
to
Allegion plc
Incentive Stock Plan of 2023

Global Performance Stock Unit Award Agreement
For the [2024 – 2026] Performance Period

Country-Specific Terms and Conditions

This Appendix B includes special terms and conditions applicable to Participant if Participant is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Global Performance Stock Unit Award Agreement. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, or if Participant transfers employment or residency to another country after the PSUs are granted, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix B will apply to Participant.
This Appendix B also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2024. Such laws are often complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PSUs vest or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, or if Participant transfers employment or residency to another country after the PSUs are granted, the information contained herein may not be applicable to Participant.

Australia
Securities Law Information. The offer of PSUs is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
China
Group Termination; Job Elimination / Change / Relocation. This provision replaces Section 5(a) of the Award Agreement:
If Participant’s employment terminates involuntarily by reason of (i) a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”) or (ii) job elimination, substantial change in the nature of Participant’s position or job relocation, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions at target level of performance and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
Termination Due to Retirement. This provision replaces Section 5(c) of the Award Agreement:
If Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), and unless Participant’s employment terminates for Cause, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions at target level performance and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
Notwithstanding the foregoing, if Participant’s employment terminates due to Retirement and Participant has both (i) provided the Company or the Employer (as defined below) with written notice of Participant’s intention to cease employment due to Retirement at least 6 months prior to the date of such Retirement; and (ii) established a written succession strategy which has been approved by the Company’s Chief Executive Officer (the “CEO”) and Chief Human Resources Officer (the “CHRO”), or the CEO (in the case of the CHRO) or the Committee (in the case of the CEO), then unless Participant’s employment terminates for Cause, the PSUs shall vest immediately, without regard to the pro-ration described in the foregoing paragraph, based on the fulfillment of the performance vesting conditions at target level of performance.
Settlement. This provision supplements Section 6 of the Award Agreement:
If Participant’s employment terminates in the circumstances set forth in Sections 5(a) or 5(c) above, then on or as soon as practicable after such termination of employment, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested pursuant to such section.
To facilitate compliance with any Applicable Laws or regulations in China, Participant agrees and acknowledges that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) immediately sell all Shares issued to Participant at settlement (on Participant’s behalf and at Participant’s direction pursuant to this authorization), either at the time of settlement or when Participant ceases employment with the Employer, the Company or an Affiliate or at such other time the Company determines is necessary or desirable, or (ii) require that any Shares acquired under the Plan be held with a Company-designated broker until such Shares are sold. Without limitation to the foregoing, if Participant’s employment terminates and Participant holds or acquires any Shares at that time, Participant (or, in circumstances where Participant’s employment terminates due to death, Participant’s estate or the person(s)

who acquired the right to the Shares under Applicable Law) will be required to sell all Shares prior to the last trading day of the fifth month following termination of employment. If the Shares have not been sold by such date, the Company-designated broker will automatically sell all Shares on Participant’s behalf on or as soon as practicable after the last trading day of the fifth month following termination of employment and in no event later than six months following termination of employment. Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that broker’s fees or commissions may be incurred in any such sale. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. Participant understands and agrees that, if he or she is a national of the People’s Republic of China (the “PRC”) and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares and any cash dividends or Dividend Equivalents to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account. Participant also understands that the Company will deliver any sale proceeds, cash dividends or Dividend Equivalents to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Germany
Termination Due to Retirement. This provision replaces Section 5(c) of the Award Agreement:
If Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), and unless Participant’s employment terminates for Cause, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
Notwithstanding the foregoing, if Participant’s employment terminates due to Retirement and Participant has both (i) provided the Company or the Employer (as defined below) with written notice of Participant’s intention to cease employment due to Retirement at least 6 months prior to the date of such Retirement; and (ii) established a written succession strategy which has been approved by the Company’s Chief Executive Officer (the “CEO”) and Chief Human Resources Officer (the “CHRO”), or the CEO (in the case of the CHRO) or the Committee (in the case of the CEO), then unless Participant’s employment terminates for Cause, the number of Shares subject to the PSUs shall vest, without regard to the pro-ration described in the foregoing paragraph, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If Participant makes or receives a payment in excess of this amount (including if Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, Participant must report the payment and/or the value of the Shares withheld or sold to the Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.
India
Exchange Control Information. Participant must repatriate any funds realized under the Plan (e.g., cash dividends paid on Shares, sale proceeds received from the sale of Shares, etc.) to India within the required time periods specified under applicable Indian exchange control regulations. Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. Participant agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India. Participant should consult his or her personal legal advisor to ensure compliance with applicable requirements.
Foreign Asset/Account Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares) in his or her annual tax return. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
Italy
Termination Due to Retirement. This provision replaces Section 5(c) of the Award Agreement:
If Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), and unless Participant’s employment terminates for Cause, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
Notwithstanding the foregoing, if Participant’s employment terminates due to Retirement and Participant has both (i) provided the Company or the Employer (as defined below) with written notice of Participant’s intention to cease employment due to Retirement at least 6 months prior to the date of such Retirement; and (ii) established a written succession strategy which has been approved by the Company’s Chief Executive Officer (the “CEO”) and Chief Human Resources Officer (the “CHRO”), or the CEO (in the case of the CHRO) or the Committee (in the case of the CEO), then unless Participant’s employment terminates for Cause, the number of Shares subject to the PSUs shall vest, without regard to the pro-ration described in the foregoing paragraph, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below.
Document Acknowledgment. By accepting the PSUs, Participant acknowledges that he or she has received a copy of, and has reviewed the Plan and the Award Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix B.
Participant further acknowledges that Participant has read and specifically and expressly agrees to the following provisions of the Award Agreement: (i) Responsibility for Taxes; (ii) Electronic Delivery and

Participation; (iii) Recoupment Provision; (iv) Choice of Law and Venue; and (v) the Performance Conditions set forth in Appendix A.
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (including Shares and cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets under Italian money laundering provisions. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
Mexico
Labor Law Policy and Acknowledgment. Participant expressly recognizes that Allegion plc, with registered offices at Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is either Allegion de Mexico, S. de R.L. de C.V. or Schlage de Mexico SA de CV (“Allegion-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Allegion-Mexico, and do not form part of the employment conditions and/or benefits provided by Allegion-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Plan Document Acknowledgment. By accepting the PSUs, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement. In addition, by accepting the PSUs, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 9 of the Award Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the Shares underlying the PSUs.
Política de la Ley Laboral y Reconocimiento. El Participante reconoce expresamente que Allegion plc, con oficinas registradas ubicadas a Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es Allegion de Mexico, S. de R.L. de C.V. o Schlage de Mexico SA de CV (“Allegion-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante y Allegion-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Allegion-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Reconocimiento de Documentos del Plan: Al aceptar las Unidades de Acciones por Desempeño (PSU), el Participante reconoce que ha recibido copias del Plan, que ha revisado el Plan y el Acuerdo de Concesión en su totalidad y entiende y acepta los términos del Plan y del Acuerdo de Concesión. Adicionalmente, al aceptar los PSU, el Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones del Sección 9 del Acuerdo de Concesión (denominado "Naturaleza de la Concesión"), donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones de los PSU.
Securities Law Information. The PSUs and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the PSUs may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Allegion-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Switzerland
Securities Law Information. Neither this Award Agreement nor any other materials relating to the PSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a Participant; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
United Kingdom (the “U.K.”)
Termination Due to Retirement. This provision replaces Section 5(c) of the Award Agreement:
If Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), and unless Participant’s employment terminates for Cause, a pro-rated number of Shares, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below and the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate, shall vest. All other PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.

Notwithstanding the foregoing, if Participant’s employment terminates due to Retirement and Participant has both (i) provided the Company or the Employer (as defined below) with written notice of Participant’s intention to cease employment due to Retirement at least 6 months prior to the date of such Retirement; and (ii) established a written succession strategy which has been approved by the Company’s Chief Executive Officer (the “CEO”) and Chief Human Resources Officer (the “CHRO”), or the CEO (in the case of the CHRO) or the Committee (in the case of the CEO), then unless Participant’s employment terminates for Cause, the number of Shares subject to the PSUs shall vest, without regard to the pro-ration described in the foregoing paragraph, based on the fulfillment of the performance vesting conditions as measured at the end of the Performance Period and determined by the Committee in Section 6 below.
Responsibility for Taxes. This provision supplements Section 6 of the Award Agreement:
Without limitation to Section 6 of the Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, the amount of any employee national insurance contributions due on this additional benefit.
United States
Foreign Asset / Account Reporting Information. Under the Foreign Account Tax Compliance Act (“FATCA”), U.S. Taxpayers who hold Shares or rights to acquire Shares (e.g., PSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the PSUs/Shares exceed certain thresholds (depending on Participant’s filing status) with Participant’s annual tax return. Participant should consult with Participant’s personal tax or legal advisor regarding any FATCA reporting requirements with respect to the PSUs or any Shares acquired under the PSUs. In addition, Report of Foreign Bank and Financial Account (“FBAR”) requirements may also apply to Participant if Participant hold assets, such as Shares, outside the U.S.